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EXHIBIT 10.16

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (this "Agreement"), as of the date signed, is between Array Biopharma, Inc., a Delaware corporation (the "Company"), and John Moore, Esq. ("Employee").

        In consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

        1.    Employment.    The Company hereby employs Employee and Employee hereby agrees to be employed by the Company for the period and upon the terms and conditions hereinafter set forth.

        2.    Capacity and Duties.    Employee shall initially be employed by the Company in such executive capacity as the officers or directors of the Company shall determine. During his employment Employee shall perform the duties and bear the responsibilities commensurate with his position and shall serve the Company faithfully and to the best of his ability, under the direction of the board of directors and the duly elected officers of the Company. Employee shall devote his entire working time, attention and energies to the business of the Company. His actions shall at all times be such that they do not discredit the Company or its products and services. Employee shall not engage in any other business activity or activities that, in the judgment of the board of directors, may conflict with the proper performance of Employee's duties hereunder, including constituting a conflict of interest between such activity and the Company's business.

        3.    Compensation.

          (a)  For all services rendered by Employee the Company shall pay Employee during the term of this Agreement an annual salary as set forth herein, payable semimonthly in arrears. Employee's initial annual salary shall be $205,000. During the term of this Agreement, the amount of Employee's salary shall be reviewed at periodic intervals and, upon agreement of the parties hereto, appropriate adjustments in such salary may be made. In addition, Employee shall be eligible for performance bonuses on an annual or more frequent basis, as determined by, and at the discretion of the Company.

          (b)  Employee shall receive an award of options to purchase 50,000 shares of the Company's common stock (the "Options") within 30 days of the effective date of this Agreement. The Options will be incentive stock options under Section 422 of the Internal Revenue Code (the "Code") to the extent permitted under Section 422(d) of the Code. The Options shall be governed by an option agreement (the "Option Agreement") and the Company's Amended and Restated Stock Option and Incentive Plan, as amended (the "Stock Option Plan"). The Option Agreement shall provide that the Options shall become exercisable upon vesting, and shall vest in tranches of 12,500 shares each at the completion of each year of the term of this Agreement. The exercise price of the Options shall be the fair market value of the Company's common stock on the date of grant. In the event of termination of employment, Employee's exercise of the Options, and any termination of the Options, shall be governed by the Option Agreement and the Stock Option Plan.

          (c)  In addition to salary payments as provided in Section 3(a), the Company shall provide Employee, during the term of this Agreement, with the benefits of such insurance plans, hospitalization plans and other employee fringe benefit plans as shall be generally provided to employees of the Company and for which Employee may be eligible under the terms and conditions thereof. Nothing herein contained shall require the Company to adopt or maintain any such employee benefit plans.

          (d)  During the term of this Agreement, except as otherwise provided in Section 5(b), Employee shall be entitled to sick leave and annual vacation consistent with the Company's customary sick leave and vacation policies.

          (e)  During the term of this Agreement the Company shall reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in connection with the business of the Company and in the performance of his duties under this Agreement upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data. The Company shall reimburse Employee for his and his family's reasonable expenses in moving from Potomoc Falls, Virginia to the Boulder, Colorado metropolitan area ("Boulder"), which expenses shall include moving costs for Employee's and Employee's immediate family's personal property from Employee's principal residence in Potomoc Falls to Employee's new principal residence in Boulder, and closing costs associated with the purchase of a primary residence in Boulder for up to one year after the effective date of this Agreement, in an amount not to exceed $80,000. In addition, the Company will reimburse Employee for reasonable costs for transportation, lodging and meals for a maximum of three days to and from Boulder for house-hunting, which expenses shall not be counted against Employee's relocation allowance provided in the preceding sentence. Such expenses shall be paid upon presentation to the Company of an itemized accounting of such expenses with reasonable supporting data.

        4.    Term.    Unless sooner terminated in accordance with Section 5, the term of this Agreement shall be two years from the date of this Agreement, and thereafter shall continue for one year terms from year to year unless and until either party shall give notice to the other at least 60 days prior to the end of the original or then current renewal term of his or its intention to terminate at the end of such term. The provisions of Sections 6, 7, 8 and 10 shall remain in full force and effect for the time periods specified in such Sections notwithstanding the termination of this Agreement.

        5.    Termination/Severance.

          (a)  If Employee dies during the term of this Agreement, the Company shall pay his estate the compensation that would otherwise be payable to him for the month in which his death occurs, this Agreement shall be considered terminated on the last day of such month and the Company shall cause any issued but unvested options granted to Employee to immediately vest.

          (b)  If during the term of this Agreement Employee is prevented from performing his duties by reason of illness or incapacity for a continuous period of 120 days the Company may terminate this Agreement upon 30 days' prior notice thereof to Employee or his duly appointed legal representative. For the purposes of this Section 5(b), a period of illness or incapacity shall be deemed "continuous" notwithstanding Employee's performance of his duties during such period for continuous periods of less than 15 days in duration.

          (c)  The Company may terminate this Agreement at any time, upon 10 days' prior notice, for Employee's 1) gross negligence; 2) a material breach of any obligation created by this Agreement; 3) a violation of any policy, procedure or guideline of the Company, or any material injury to the economic or ethical welfare of the Company caused by Employee's malfeasance, misfeasance, misconduct or inattention to Employee's duties and responsibilities, or any other material failure to comply with the Company's reasonable performance expectations, upon notice of same from Company and failure to cure such violation, injury or failure within 30 days; or 4) misconduct, including but not limited to, commission of any felony, or of any misdemeanor involving dishonesty or moral turpitude, or violation of any state or federal law in the course of his employment; theft or misuse of the Company's property or time.

          (d)  The Company may terminate this Agreement at any time for any or no reason upon 30 days' notice to Employee.

          (e)  If this Agreement is terminated by the Company prior to the end of the term pursuant to any provision other than 5(a) or 5(c), then (i) the Company shall pay to Employee one year's annual salary, or the amount due Employee through the remainder of the term, whichever is greater, in equal monthly installments, subject to all applicable deductions and withholdings; and (ii) the Company shall cause any issued but unvested options granted to Employee to immediately vest. In the event of (x) reduction of Employee's salary to a rate below the initial annual salary; or (y) consolidation or merger involving the Company in which the Company is not the surviving entity or any transaction in which more than 50% of the Company's voting power is transferred or more than 50% of the Company's assets are sold (collectively, a "Change in Control"), Employee may elect to treat such event, by notice of termination within 30 days of its occurrence, as a termination pursuant to 5(d); provided, that any accelerated vesting pursuant to subparagraph (ii) caused by such notice of termination as a result of the occurrence of events described in subparagraph (y) shall cause no more than 75% of all outstanding options granted to Employee to vest.

          (f)    If a Change in Control occurs, 75% of all outstanding options granted to Employee as of such event shall immediately vest (to the extent they are not already vested), and the remainder of all outstanding options granted to Employee as of such event shall vest one year from the date of the closing of such event if Employee remains in continuous service with the Company for one year from such closing date; provided, that any termination of Employee pursuant to Paragraph (5)(d) within the first year after a Change in Control occurs shall cause the remaining 25% options outstanding as of the Change in Control to immediately vest. The foregoing acceleration provision shall be supplementary to, and shall not diminish any rights that Employee has under, any other written agreement with the Company, including an option certificate or agreement.

        6.    Confidential Information.    This Agreement incorporates by reference all the terms of that certain Confidential Information Agreement as of the date hereof between Employee and the Company, as if fully set forth herein.

        7.    Confidentiality; Noncompete.    This Agreement incorporates all the terms of that certain Noncompete Agreement and Confidentiality and Inventions Agreement as of the date signed between Employee and the Company, as if fully set forth herein.

        8.    Waiver of Breach.    A waiver by the Company of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver of any subsequent breach by Employee.

        9.    Severability.    It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision or portion of this Agreement shall be adjudicated to be invalid or unenforceable, this Agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this Section in the particular jurisdiction in which such adjudication is made.

        10.    Notices.    All communications, requests, consents and other notices provided for in this Agreement shall be in writing and shall be deemed given if mailed by first class mail, postage prepaid, addressed as follows: i) If to the Company: to its principal office at 3200 Walnut Street, Building AC-4, Boulder, Colorado 80301; ii) If to Employee: to 11384 High Brook Court, Potomac Falls, Virginia, 20165; or such other address as either party may hereafter designate by notice as herein provided. Notwithstanding the foregoing provisions of this Section 10, so long as Employee is employed by the Company any such communication, request, consent or other notice shall be deemed given if delivered as follows: if to the Company, by hand delivery to any executive officer of the Company (other than Employee), and if to Employee, by hand delivery to him.

        11.    Governing Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Colorado without regard to choice of law provisions thereof, and the parties each agree to exclusive jurisdiction in the state and federal courts in Colorado.

        12.    Assignment.    The Company may assign its rights and obligations under this Agreement to any affiliate of the Company or to any acquirer of substantially all of the business of the Company, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against any such assignee. Neither this Agreement nor any rights or duties hereunder may be signed or delegated by Employee.

        13.    Entire Agreement.    This Agreement sets forth the entire agreement and understanding of the parties and supersedes all prior understandings, agreements or representations by or between the parties, whether written or oral, which relate in any way to the subject matter hereof.

        14.    Amendments.    No provision of this Agreement shall be altered, amended, revoked or waived except by an instrument in writing signed by the party sought to be charged with such amendment, revocation or waiver.

        15.    Binding Effect.    Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

        ***Signature Page Follows***

        IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

THE COMPANY:
ARRAY BIOPHARMA, INC.
By:	/s/ LESLIE EWING
Name:	Leslie Ewing
Title:	HR Generalist
EMPLOYEE:
/s/ JOHN MOORE 3/4/02 John Moore

NONCOMPETE AGREEMENT

        This NONCOMPETE AGREEMENT (this "Agreement"), dated as of March 4, 2002, is between Array BioPharma Inc., a Delaware corporation (the "Company"), which for the purposes hereof shall include any subsidiary or affiliate of the Company, and John Moore, Esq. (the "Employee").

        RECITALS

        A.    Employee is or may be employed in an executive, management or professional capacity for the Company.

        B.    The Employee desires to enter into or continue in the employment (as the case may be) of the Company.

        C.    In order to protect the trade secrets and confidential information of the Company and as a condition to employment or the continued employment (as the case may be) of Employee, the Company requires that Employee enter into this Agreement.

        NOW THEREFORE, in consideration of Employee's employment with the Company and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        AGREEMENT

        1.    Covenants Not to Compete or Interfere.

          (a)  During the term of Employee's employment with the Company and for a period of 24 months thereafter, and regardless of the reason for Employee's termination, Employee shall not, within the United States or within a 50 mile radius of any area where the Company is doing business (including any point of sale of the Company's products or services) at the time of such termination, directly or indirectly own, manage, operate, control, be employed by, serve as a consultant to or otherwise participate in any business that has services or products competitive with those of the Company, or develop products or services competitive with those of the Company. For purposes of this Agreement, businesses with products and services competitive with those of the Company shall be limited to those companies that provide medicinal chemistry products and services for the purpose of drug discovery. For the purposes of this Agreement, the Company considers only those companies listed on Exhibit A hereto as competitive with the Company as of the date of this Agreement.

          (b)  During the term of Employee's employment with the Company and for a period of 24 months thereafter, and regardless of the reason for Employee's termination, Employee shall not (i) cause or attempt to cause any employee of the Company to leave the employ of the Company, (ii) actively recruit any employee of the Company to work for any organization of, or in which Employee is an officer, director, employee, consultant, independent contractor or owner of an equity interest; or (iii) solicit, divert or take away, or attempt to take away, the business or patronage of any client, customer or account, or prospective client, customer or account, of the Company which were contacted, solicited or served by Employee while employed by the Company.

          (c)  Employee acknowledges that through his employment with the Company he will acquire access to information suited to immediate application by a business in competition with the Company. Accordingly, Employee considers the foregoing restrictions on his future employment or business activities in all respects reasonable. Employee specifically acknowledges that the Company and its licensees, as well as the Company's competitors, provide their services throughout the geographic area specified in Section 1(a) above. Employee therefore specifically consents to the foregoing geographic restriction on competition and believes that such a restriction is reasonable, given the scope of the Company's business and the nature of Employee's position with the Company.

          (d)  Employee acknowledges the following provisions of Colorado law, set forth in Colorado Revised Statutes § 8-2-113(2):

    Any covenant not to compete which restricts the right of any person to receive compensation for performance of skilled or unskilled labor for any employer shall be void, but this subsection (2) shall not apply to:

    (a)
    Any contract for the purchase and sale of a business or the assets of a business;

    (b)
    Any contract for the protection of trade secrets;

    (c)
    Any contract provision providing for the recovery of the expense of educating and training an employee who has served an employer for a period of less than two years;

    (d)
    Executive and management personnel and officers and employees who constitute professional staff to executive and management personnel.

    Employee acknowledges that this Agreement is a contract for the protection of trade secrets under § 8-2-113(2)(b), and is intended to protect the confidential information and trade secrets of the Company, and that Employee is an executive and management employee or professional staff to executive or management personnel, within the meaning of § 8-2-113(2)(d).

        2.    No Employment Contract; Termination.    This Agreement is not an employment contract and by execution hereof the parties do not intend to create an employment contract. Employee's obligations under Paragraph 1(a) herein shall terminate, and the term of Employee's obligations under Paragraph 1(b) shall be reduced to 12 months post-termination, if Employee is terminated by the Company without cause or through no fault of Employee, including convenience of the Company, layoff, or incapacity; provided, however, that, in each such case, if Employee receives severance pay or consulting income from the Company, at the annual rate of least 80% of Employee's salary at the time of termination, then Employee's obligations under Paragraph 1(a) shall continue for the period that he receives such severance pay or consulting income (the "Severance Period"), and the term of his obligations under Paragraph 1(b) shall be tolled during the Severance Period. Notwithstanding the foregoing, in the event that Employee is terminated for incapacity, Employee's obligations under Paragraph 1(a) and 1(b) shall fully revive, assuming Employee's incapacity is removed, upon the Company's offer to Employee of a comparable position with the Company, at not less than Employee's salary at the time of termination. If, through no fault of Employee, the Company liquidates substantially all of its assets, or permanently terminates its operations, Employee's obligations under Paragraphs 1(a) and 1(b) shall also terminate.

        3.    Injunctive Relief; Damages.    Upon a breach or threatened breach by Employee of any of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Employee from such breach without posting a bond. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies for such breach or threatened breach, including recovery of damages from Employee.

        4.    Attorney's Fees.    In any action to enforce any of the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs of investigation and litigation.

        5.    Severability.    It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the law. Accordingly, if any provision of this Agreement shall prove to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and in lieu of each provision of this Agreement that is illegal, invalid or unenforceable, there shall be added as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. In the event that a court finds any portion of Section 1 to be overly broad, and therefore unenforceable, the parties intend that the court shall modify such portion of paragraph 1 to reflect the maximum restraint allowable, and shall enforce this Agreement and the covenants herein as so modified.

        6.    Entire Agreement; Governing Law.    This Agreement embodies the entire Agreement between the parties concerning the subject matter hereof and replaces and supersedes any prior or contemporaneous negotiations, oral representations, agreements or understandings among or attributable to the parties hereto. The provisions of this Agreement shall not limit or otherwise affect Employee's obligations under the provisions of any agreement with the Company with respect to the nondisclosure of the Company's confidential information. This Agreement and all performances hereunder shall be governed by and construed in accordance with the laws of the State of Colorado.

        7.    Consent to Jurisdiction.    All judicial proceedings brought against Employee arising out of or relating to this Agreement may be brought in any state or federal court of competent jurisdiction in this State of Colorado, and by execution and delivery of this Agreement, Employee accepts the nonexclusive jurisdiction of the aforesaid courts and waives any defense of forum non convenient and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement.

        8.    Waiver of Jury Trial.    Employee and the Company hereby agree to waive their respective rights to a jury trial of any claim or cause of action based upon or arising out of this Agreement. The scope of this waiver is intended to be all encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement, including without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. Employee and the Company warrant and represent that each has reviewed this waiver with its legal counsel and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

        9.    Amendments; Waiver.    This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the parties hereto. No waiver of any term, provision, or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

        10.    Assignment.    The Company may assign its rights and obligations under this Agreement to any subsidiary or affiliate of the Company or to any acquirer of substantially all of the business of the Company, and all covenants and Agreements hereunder shall inure to the benefit of and be enforceable by or against any such assignee. Neither this Agreement nor any rights or duties hereunder may be assigned or delegated by Employee.

        11.    Binding Effect.    Except as otherwise provided herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns.

        IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above written.

COMPANY:	ARRAY BIOPHARMA INC., a Delaware corporation
	By:	/s/ LESLIE EWING
	Its:	HR Generalist
EMPLOYEE:		/s/ JOHN MOORE 3/4/02 John Moore

Exhibit A to Moore Noncompete Agreement

1.
Albany Molecular Research, Inc.

2.
Arqule, Inc.

3.
Discovery Partners International, Inc.

4.
Pharmacopoeia, Inc.

5.
Tripos, Inc.

6.
3-Dimensional Pharmaceuticals, Inc

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  EXHIBIT 10.16
EMPLOYMENT AGREEMENT
NONCOMPETE AGREEMENT
Exhibit A to Moore Noncompete Agreement